Amarantus Acquires Exclusive Option to License Alzheimer's Therapeutic IP of Dr. Thomas Arendt From University of Leipzig

SAN FRANCISCO and GENEVA, Aug. 1, 2014 (GLOBE NEWSWIRE) -- Amarantus Bioscience Holdings, Inc. (AMBS), a biotechnology company focused on the discovery and development of novel diagnostics and therapeutics related to endoplasmic reticulum stress, cell cycle dysregulation, neurodegeneration and apoptosis, today announced that it has acquired an exclusive option to license the intellectual property surrounding the therapeutic concepts of Dr. Thomas Arendt from the University of Leipzig that were presented at the 3rd Alzheimer's focused Coalition for Concussion Treatment Summit. Under the terms of the agreement, the Company and the University of Leipzig will have 12 months to negotiate a definitive license agreement, and the Company will work with Dr. Arendt to establish a Sponsored Research Agreement to outline the advancement of the therapeutic strategies into human clinical development.

"We are extremely pleased to enter into this agreement that further positions Amarantus within the cell cycle dysregulation field in Alzheimer's disease," said Gerald E. Commissiong, President & CEO of Amarantus. "We believe new concepts and ideas are required to make progress in treating this devastating disorder, and we believe Dr. Arendt's pioneering work that led to LymPro also has therapeutic applications. We look forward to working with the University to execute definitive agreements."

Dr. Arendt has filed international patent applications on the concepts of modulating the expression of P16 in the brains of patients of Alzheimer's disease using gene therapy. P16 is a cell cycle protein that assists in maintaining and nurturing synaptic connections that is hypothesized to be at the root of Alzheimer's pathology. The Company is currently developing an Alzheimer's blood diagnostic LymPro Test(R) capable of identifying cell cycle dysregulation by harvesting peripheral blood lymphocytes. This option agreement opens the possibility of a targeted therapeutic on those Alzheimer's patients that have tested positive for LymPro.

About Alzheimer's disease

It is estimated that over 5.4 million people in the United States suffer from Alzheimer's disease and over 500,000 patients are diagnosed annually, with nearly one in eight older Americans affected by the disease. Alzheimer's is the third leading cause of death in the United States. The estimated cost of unpaid care in the United States is estimated at over $210 billion annually and the total payments for care are estimated at over $200 billion annually, including $140 billion in cost to Medicare and Medicaid. It is estimated that the cost to the United States will exceed $1.4 trillion by 2050.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases associated with neurodegeneration and protein misfolding-related apoptosis. AMBS has licensed Eltoprazine ("Eltoprazine"), a phase 2b ready small molecule indicated for Parkinson's Levodopa induced dyskinesia and Adult ADHD. AMBS has an exclusive worldwide license to the Lymphocyte Proliferation test ("LymPro Test(R)") for Alzheimer's disease and owns the intellectual property rights to a therapeutic protein known as Mesencephalic-Astrocyte-derived Neurotrophic Factor ("MANF") and is developing MANF-based products as treatments for brain disorders. AMBS also owns intellectual property for the diagnosis of Parkinson's disease ("NuroPro") and the discovery of neurotrophic factors ("PhenoGuard"). Amarantus operations are located at Janssen Labs @QB3 in San Francisco, CA. For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

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Contact:

Amarantus Bioscience Holdings, Inc.:
Aimee Boutcher, Investor Relations
408.737.2734 x 101
ir@amarantus.com